UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2006

Gateway, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14500	42-1249184
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7565 Irvine Center Drive, Irvine, CA 92618

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: 949-471-7000

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry Into a Material Definitive Agreement

Approval of First Quarter 2006 Executive Bonuses

On April 25, 2006, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Gateway approved discretionary first quarter 2006 bonuses to Gateway employees. This included the following bonus payments to the following named executive officers of Gateway:

John P. Goldsberry	$24,000
Michael R. Tyler	$18,000

Separation Agreements with former Senior Vice President, Box and Beyond and Senior Vice President, Professional

On April 24, 2006, Gateway entered into a separation agreement with Scott Bauhofer, Gateway’s former Senior Vice President, Box and Beyond. In exchange for a general release of any claims against Gateway, Mr. Bauhofer will receive a cash payment equal to $360,000, a first quarter 2006 bonus payment of $18,000 and outplacement services for 6 months. Mr. Daniel J. Stevenson, Vice President, Professional Segment Management, has assumed the responsibilities for Gateway’s Box and Beyond team.

On April 24, 2006, Gateway entered into a separation agreement with Bruce W. Smith, Gateway’s former Senior Vice President, Professional. In exchange for a general release of any claims against Gateway, Mr. Smith will receive a cash payment equal to $480,000 and outplacement services for 6 months. Mr. James R. Burdick, has been appointed as Gateway’s Senior Vice President, Professional.

Item 9.01 Financial Statements and Exhibits.

10.1	Separation Agreement with Scott Bauhofer, dated April 24, 2006.

10.2	Separation Agreement with Bruce W. Smith, dated April 24, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 28, 2006

GATEWAY, INC.

By:	/s/ MICHAEL R. TYLER
	Name:	Michael R. Tyler
	Title:	Senior Vice President, Chief Legal and Administrative Officer